Exhibit 99.1          Press Release dated August 14, 2017

Tengasco Announces Second Quarter 2017 Financial Results

GREENWOOD VILLAGE, Colo., Aug. 14, 2017 /PRNewswire/ -- Tengasco, Inc. (NYSE American: TGC) announced today its financial results for the quarter ended June 30, 2017. The Company reported a net loss of $178,000 or $0.02 per share of common stock during the second quarter of 2017 compared to a net loss of $1.6 million or $0.27 per share of common stock during the second quarter of 2016.  The improvement in net loss was primarily due to a $1.4 million decrease in non-cash ceiling test impairment, a $36,000 increase in revenues, a $70,000 decrease in DD&A, a $27,000 reduction in general and administrative costs, and a $22,000 decrease in interest expense, partially offset by a $150,000 increase in production costs and taxes and methane facility costs.   During the quarter ended June  30, 2016, net loss before effect of impairment was $182,000 or $0.03 per share of common stock (a non-GAAP financial measure – see GAAP to Non-GAAP Reconciliation at the end of this press release).

The Company recognized $1.318 million in revenues during the second quarter of 2017 compared to $1.282 million during the second quarter of 2016. The revenue increase from 2016 levels was primarily due to a $78,000 increase related to a $2.96 per barrel increase in the average oil price from an average price of $39.86 per barrel during second quarter of 2016 compared to an average price of $42.82 per barrel during the second quarter of 2017, partially offset by a $51,000 decrease related to a 1.3 MBbl decrease in sales volumes, primarily from the Albers B, Howard A, Lewis, Liebenau, and Schneller leases.  In addition, there was a $10,000 increase in methane facility revenues.

The Company reported a net loss of $391,000 or $0.04 per share of common stock during the first six months of 2017 compared to a net loss of $3.0 million or $0.50 per share of common stock during the first six months of 2016.  The $2.6 million decrease in net loss was primarily due to a $2.1 million decrease in non-cash ceiling test impairment, a $447,000 increase in revenues, a $194,000 decrease in general and administrative cost, a $169,000 decrease in DD&A, partially offset by a $281,000 increase in production cost and taxes and methane facility costs. During the six months ended June 30, 2016, net loss before effect of impairment was $945,000 or $0.16 per share of common stock.(a non-GAAP financial measure – see GAAP to Non-GAAP Reconciliation at the end of this press release).

The Company recognized $2.7 million in revenues during the first six months of 2017 compared to $2.2 million during the first six months of 2016. The revenue increase from 2016 levels was due to a $566,000 increase related to a $10.80 per barrel increase in the average oil price from an average price of $33.75 per barrel during first six months of 2016 compared to an average price of $44.55 per barrel during the first six months of 2017, partially offset by a $106,000 decrease related to a 3.2 MBbl decrease in oil sales volumes.

Michael J. Rugen, CEO said " During the second quarter of 2017, we continued to experience oil market pricing at depressed levels, although pricing has improved somewhat over last year's average pricing. The improvement in pricing from last year's has resulted in the absence of the noncash ceiling test writedowns so far in 2017 that we incurred during the first six months of 2016. We are currently able to fund operations from cash flow while drilling activities are not occurring due to low commodity pricing and have maintained the availability of our entire borrowing base under our credit facility.  Meanwhile, the Company continues to evaluate acquisitions, joint ventures, and corporate opportunities that may add shareholder value."

Forward-looking statements made in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risk and uncertainties which may cause actual results to differ from anticipated results, including risks associated with the timing and development of the Company's reserves and projects as well as risks of downturns in economic conditions generally, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

GAAP to Non-GAAP Reconciliation ($ millions, except per share data)
	Quarter Ended	Six Months Ended
	June 30, 2016	June 30, 2016
Net loss from continuing operations (US GAAP)	$(1.6)	$(3.0)
Impairment	$1.4	$2.1
Net loss before effect of impairment	$(0.2)	$(0.9)

Net loss per share – basic and diluted (US GAAP)	$(0.27)	$(0.50)
Impairment per share – basic and diluted	$0.24	$0.34
Net loss per share before effect of impairment – basic and diluted	$(0.03)	$(0.16)

CONTACT: Cary V. Sorensen, V.P., Tengasco, Inc., (720) 420-4460